Exhibit 99.1

*PRESS RELEASE*

Contact:
James R. Brannen
President and Chief Executive Officer
(603) 742-4680

First Seacoast Bancorp Completes Stock Offering

Dover, NH; July 16, 2019 — First Seacoast Bancorp (the “Company”), the mid-tier stock holding company for First Seacoast Bank (the “Bank”), announced today it has completed its stock offering in connection with the mutual holding company reorganization of Federal Savings Bank.  Both the stock offering and the reorganization were completed effective as of the close of business today.  Federal Savings Bank has changed its name to “First Seacoast Bank” in connection with the transaction.  The Company’s common stock is scheduled to begin trading on the NASDAQ Capital Market under the symbol “FSEA” on July 17, 2019.

The Company sold a total of 2,676,740 shares of common stock, which includes 238,473 shares sold to the First Seacoast Bank Employee Stock Ownership Plan, at a price of $10.00 per share.  In addition, as part of the reorganization, the Company issued 3,345,925 shares of its common stock to First Seacoast Bancorp, MHC (the “MHC”), the Bank’s parent mutual holding company, and contributed 60,835 shares of its common stock and $150,000 in cash to First Seacoast Community Foundation, Inc., a charitable foundation formed in connection with the reorganization and dedicated to supporting charitable organizations operating in the Bank’s local community.  A total of 6,083,500 shares of common stock of the Company are issued and outstanding.

“We have proudly supported the Seacoast region for nearly 130 years and want to clearly communicate our strong commitment to the people, businesses and communities we serve,” said James R. Brannen, First Seacoast Bank President and CEO. “We have always moved forward with purpose, from our founding as Dover Co-Operative Savings Fund and Loan Association in 1890 and now to First Seacoast Bank. We are excited to renew our longstanding pledge to this wonderful region that we call home as we look toward a future filled with the prospect of growth and opportunity,” he added.

Luse Gorman, PC has acted as legal counsel to the MHC, the Company and the Bank.  Keefe, Bruyette & Woods, Inc., a Stifel Company, has acted as marketing agent for the Company in connection with the stock offering, and Breyer & Associates PC has acted as legal counsel to Keefe, Bruyette & Woods, Inc., a Stifel Company.

About First Seacoast Bank

Formerly named “Federal Savings Bank,” First Seacoast Bank has served the banking needs of its customers in the Seacoast communities of New Hampshire since 1890.  The Bank operates from its main office located in Dover, NH and four branch offices located in Barrington, NH, Durham, NH, Portsmouth, NH, and Rochester, NH.

#      #      #